SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. _____)

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Filed by a Party other than the Registrant

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Preliminary Proxy Statement

CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

PROXIM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PROXIM CORPORATION
935 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 13, 2002

To the Stockholders of Proxim Corporation:

      Notice is hereby given that the annual meeting of stockholders of Proxim Corporation, a Delaware corporation (formerly Western Multiplex Corporation) (the “Company”), will be held on Thursday, June 13, 2002 at 10:00 a.m. local time at the Company’s principal executive offices located at 935 Stewart Drive, Sunnyvale, California 94085 for the following purposes, all as more fully described in the attached proxy statement:

1. To elect three Class II directors to hold office until the 2005 annual meeting of stockholders.

2.	To ratify the proposed amendments to the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors.

3. To ratify the proposed amendment to the Proxim Corporation 1999 Stock Incentive Plan.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Stockholders are urged to read carefully the attached proxy statement for additional information concerning the matters to be considered at the annual meeting. The Board of Directors has fixed the close of business on May 3, 2002 as the record date for identifying those stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

      All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Holders of record may also vote by telephone by following the instructions provided on the enclosed proxy card. Even if you have returned your proxy card or voted by telephone, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from that broker, bank or other nominee a proxy card issued in your name.

      Enclosed with the attached proxy statement is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission by Western Multiplex Corporation prior to the merger with Proxim, Inc.

By Order of the Board of Directors,

Keith E. Glover
Executive Vice President,
Chief Financial Officer and Secretary

Sunnyvale, California

May 14, 2002

PROXIM CORPORATION

935 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 13, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Proxim Corporation (formerly Western Multiplex Corporation or “Western Multiplex”) (the “Company”) for use at the Company’s annual meeting of stockholders to be held on Thursday, June 13, 2002 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Company’s principal executive offices located at 935 Stewart Drive, Sunnyvale, California 94085. We intend to mail this proxy statement and accompanying proxy card on or about May 14, 2002, to all stockholders entitled to vote at the annual meeting.

      On March 26, 2002, following receipt of approval of the stockholders of Western Multiplex and Proxim, Inc., Western Multiplex and Proxim, Inc. consummated a merger pursuant to the terms of an Agreement and Plan of Reorganization, dated as of January 16, 2002 (the “Merger Agreement”), among Western Multiplex, Proxim, Inc. and Walnut-Pine Merger Corp., a wholly-owned subsidiary of Western Multiplex (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Proxim, Inc. (the “Merger”), with Proxim, Inc. surviving the Merger as a wholly-owned subsidiary of Western Multiplex. In connection with the Merger, Western Multiplex changed its name to “Proxim Corporation” and its trading symbol to “PROX.” As a result of the Merger, each share of Proxim, Inc. common stock was converted into the right to receive 1.8896 shares of the Company’s common stock (the “Exchange Ratio”). Each outstanding option to purchase shares of Proxim, Inc. common stock was assumed by the Company and converted into an option to purchase a number of shares of the Company, adjusted based on the Exchange Ratio, with the exercise price adjusted accordingly. Additional information about the Merger and the Merger Agreement is available free of charge from the Securities and Exchange Commission web site located at www.sec.gov.

Solicitation

      The Company will pay for the entire cost of proxy solicitations in connection with the annual meeting, including preparation, assembly, printing and mailing of solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward these materials to the beneficial owners of common stock. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours, or if we request, our proxy solicitor, may also solicit proxies by telephone, telegram or in person. We will not additionally compensate directors, officers or other regular employees for these services but Georgeson Shareholder will be paid its customary fee of approximately $7,500 if we use it for solicitation.

Record Date, Voting Rights and Outstanding Shares

      Only stockholders of record at the close of business on May 3, 2002 will be entitled to notice of, and to vote at, the annual meeting. At the close of business on May 3, 2002, 119,143,217 shares of common stock were outstanding and entitled to vote, and were held by approximately 426 stockholders of record. Each holder of record of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

      Proxies properly executed, duly returned to the Company and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote according to their best judgment.

Quorum, Abstentions and Broker Non-Votes

      The required quorum for the transaction of business at the annual meeting is a majority of votes eligible to be cast by the holders of shares of common stock issued and outstanding as of the close of business on May 3, 2002. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting (the “Votes Cast”) with respect to such matter.

      While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for the purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

      The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Revocability of Proxies

      Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that proxy is voted at the annual meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice to our corporate secretary at our principal executive offices (935 Stewart Drive, Sunnyvale, California 94085) bearing a date later than the date of the proxy stating that the proxy is revoked;

•	signing and delivering a later-dated proxy relating to the same shares to our corporate secretary at our principal executive offices;

•	delivering a later-dated proxy using the telephone voting procedures described on the enclosed proxy card; or

•	attending the annual meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

Stockholder Proposals

      Stockholder proposals that are intended to be presented at the Company’s 2003 annual meeting of stockholders must be received by the Company no later than January 14, 2003 in order to be included in the proxy statement and proxy card relating to that annual meeting. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

      If a stockholder intends to submit a proposal at our 2003 annual meeting of stockholders that is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than March 28, 2003, then the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2003 annual meeting.

      The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting.

PROPOSAL I

ELECTION OF DIRECTORS

      The Company’s certificate of incorporation and bylaws provide that the Board of Directors shall be divided into three classes. Each class currently consists of the directors named below. The term of office for Class I expires at the annual meeting of stockholders to be held in 2004, the term of office for Class II expires at the annual meeting of stockholders to be held on June 13, 2002 and the term of office for Class III expires at the annual meeting of stockholders to be held in 2003. The term of each of these three classes is for three years following election. A director appointed to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred or until his or her successor is duly elected and qualified. In connection with the Merger, the Board of Directors resolved, pursuant to the Company’s bylaws, to reduce the number of directors from nine to seven.

      During the Company’s fiscal year ending December 31, 2001, the following nine individuals served on our Board of Directors:

Class I:	Michael J. Boskin, Jeffrey M. Hendren and Michael S. Seedman
Class II:	Hironori Aihara, Peter O. Crisp and Amir Zoufonoun
Class III:	Timothy C. Collins, Stanley S. Shuman and Jonathan N. Zakin

      In connection with the Merger and effective March 26, 2002, Dr. Boskin and Messrs. Aihara, Collins, Crisp, Hendren, Seedman, Shuman, Zakin and Zoufonoun each tendered resignations from the Board of Directors of Western Multiplex and the following seven individuals were duly nominated and appointed as members of the Board of Directors of Proxim Corporation:

Class I:	David C. King and Kenneth E. Westrick
Class II:	Michael J. Boskin, Merle L. Gilmore and Jonathan N. Zakin
Class III:	Jeffrey D. Saper and Joseph R. Wright, Jr.

      The term of the Class II directors nominated and appointed in connection with the Merger expires on the occurrence of our annual meeting on June 13, 2002. These directors are nominated for reelection for a Class II directorship. If elected at the annual meeting, each of the nominees will serve until the 2005 annual meeting or until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

      Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if the authority to do so is not withheld, for the election of the three nominees, named below, for reelection to a Class II directorship. If any nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by a majority of directors then in office, provided a quorum is present. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve as a director of the Company.

      Set forth below is biographical information for each person nominated for reelection and each other director of the Company.

Nominees for Reelection to a Class II Directorship for a Three-Year Term Expiring at the 2005 Annual Meeting

      Michael J. Boskin has served as a member of our Board of Directors since March 2002. From June 2000 to March 2002, Dr. Boskin served as a director of Western Multiplex. Dr. Boskin has been a professor of economics at Stanford University since 1971. He is also an Adjunct Scholar at the American Enterprise Institute and a Research Associate with the National Bureau of Economic Research. He is the Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. From 1989 to 1993, Dr. Boskin was Chairman of the President’s Council of Economic Advisers. Dr. Boskin also serves as a director of Exxon Corporation, Oracle Corporation, Vodafone Group PLC and First Health Group Corp. Dr. Boskin received a Ph.D. degree, an M.A. degree and a B.A. degree, all from the University of California at Berkeley.

      Merle L. Gilmore has served as a member of our Board of Directors since March 2002. Since August 2001, Mr. Gilmore has also served as President of the consulting and investment company, LKR Technology Partners. Previously, Mr. Gilmore spent 30 years at Motorola Inc., where he held several leadership positions in that company’s telecommunications business. He also led Motorola’s acquisition of General Instruments and was President of Europe, Middle East and Africa. Mr. Gilmore also serves as a director of Denon, Ltd., a consumer electronics company, and will serve as Interim Chairman of the Board of D&M Holdings, Inc., a consumer electronics company, upon closing of the pending merger of Denon, Ltd., and Marantz, Inc. Mr. Gilmore received an M.S.E.E. from Florida Atlantic University and a B.S.E.E. from the University of Illinois.

      Jonathan N. Zakin has served as our Chairman of the Board of Directors and Chief Executive Officer since March 2002. From November 1999 to March 2002, Mr. Zakin served as Chairman of the Board of Directors and Chief Executive Officer of Western Multiplex. Mr. Zakin is also currently President of Leeward Technology Partners and Leeward Management Inc., affiliates of Ripplewood Investments L.L.C (formerly known as Ripplewood Holdings L.L.C), and he is the Manager of Seaview Holdings, L.L.C, a private investment fund. Prior to founding Leeward Technology Partners in 1997, he held executive positions at U.S. Robotics, a communications equipment company, including Executive Vice President of Business Development and Corporate Strategy from 1995 to 1997, Executive Vice President of Sales and Marketing from 1989 to 1995 and Vice President of Sales from 1987 to 1989. Mr. Zakin was elected a director of U.S. Robotics in 1988. He has also held various executive and management positions, both domestically and internationally, with Winterhalter, Inc., Cosma International, Brisk and Kindle and J. Henry Schroder Corp. Mr. Zakin received an M.B.A. degree from Harvard Business School and a B.A. degree from New York University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class I Directors Continuing in Office Until the 2004 Annual Meeting

      David C. King has served as our President and Chief Operating Officer since March 2002. Prior to the Merger, Mr. King served as Chairman of the Board of Directors, President and Chief Executive Officer of Proxim, Inc. When Mr. King joined Proxim, Inc. in 1992, he served as Vice President of Marketing and Acting Chief Financial Officer. He was appointed President, Chief Executive Officer and director of Proxim in 1993 and was appointed Chairman of the Board of Directors in 1996. From 1990 to 1992, prior to joining Proxim, Inc., Mr. King served as Vice President of Marketing and General Manager of Customer Service for Vitalink Communications Corporation, a LAN internetworking subsidiary of Network Systems Corporation. Mr. King has also held senior management positions within the high technology and healthcare practices of McKinsey & Company, Inc. Mr. King received an M.B.A. degree, a J.D. degree and a B. A. degree, all from Harvard University.

      Kenneth E. Westrick has served as a member of our Board of Directors since March 2002. From 1997 to 2001, Mr. Westrick served as President and Chief Executive Officer of New Focus, Inc., a supplier of fiber optic components. Prior to 1997, Mr. Westrick spent nine years at Cornerstone Imaging, Inc., where he held positions including Senior Vice President, General Manager of the Display Division and Managing Director of Europe. Mr. Westrick received an M.B.A. from Stanford University and a B.A. from Northwestern University.

Class III Directors Continuing in Office Until the 2003 Annual Meeting

      Jeffrey D. Saper has served as a member of our Board of Directors since March 2002. From December 1997 to March 2002, Mr. Saper served as a director of Proxim, Inc. and from February 1997 to March 2002, Mr. Saper served as Proxim, Inc.’s Secretary. Mr. Saper has been a corporate partner in the firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1980 and is currently also a member of the firm’s Executive Management Committee and Policy Committee. Mr. Saper received a J.D. degree and a B.A. degree, both from New York University.

      Joseph R. Wright, Jr. has served as a member of our Board of Directors since March 2002. Since August 2001, Mr. Wright has also served as President and Chief Executive Officer of PanAmSat, Corp., one of the world’s largest providers of global satellite-based communications services. Previously, Mr. Wright was Vice Chairman of Terremark Worldwide, Inc., a developer and operator of network access points (NAP’s) in the United States and Brazil. He also served as Chairman and Director of GRC International, a public company providing advanced IT, Internet and software technologies to government and commercial customers. Mr. Wright served as deputy director and director of the Federal Office of Management and Budget and a member of the President’s Cabinet during the Reagan Administration from 1982 to 1989 and, from 1981 to 1982, as Deputy Secretary of Commerce. Mr. Wright held positions as President of two Citibank subsidiaries and as a partner of Booz Allen & Hamilton, Inc. Mr. Wright received an M.I.A. from Yale University and a B.S. in Professional Engineering from the Colorado School of Mines.

Board Committees and Meetings

      The Board of Directors of the Company held a total of six meetings during 2001. The Board of Directors has an audit committee and a compensation committee. No incumbent director who served as a director during our fiscal year ending December 31, 2001 attended fewer than 75% of the sum of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board of Directors on which that director served. The Board of Directors did not have a nominating committee during 2001 but is currently endeavoring to establish a nominating committee consisting of at least two members.

      During 2001, the audit committee of the Board of Directors consisted of Messrs. Aihara, Crisp, Hendren and Seedman and Mr. Crisp served as the audit committee’s chair. Our audit committee operates pursuant to a written charter (the “Audit Committee Charter”) that was approved and adopted by the Board of Directors in June 2000. Under the provisions of the Audit Committee Charter, the purpose and responsibilities of the audit committee include: (1) reviewing the Company’s annual and quarterly financial statements prior to filing with the Securities and Exchange Commission, (2) reviewing the performance of the Company’s independent accountants and making recommendations to the Board of Directors regarding the selection, evaluation and, where appropriate, replacement of the independent accountants, (3) overseeing the independence of the Company’s independent accountants and making recommendations, if necessary, that the Board of Directors take certain action to satisfy itself of the accountants’ independence, (4) reviewing the integrity of the Company’s internal and external financial reporting processes, (5) considering changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants and our management, and (6) establishing regular systems of reporting by the Company’s management and independent accountants regarding any significant judgments made or difficulties encountered during the course of the review or the preparation of financial statements, as well as reviewing any significant disagreements between management and the independent accountants. A report of the audit committee for our fiscal year ending December 31, 2001 is included below in the section entitled “Audit Committee Report.”

      The Board of Directors of the Company evaluated the independence of audit committee members during 2001 under Rule 4200, as amended, of the listing standards of the National Association of Securities Dealers (“NASD”). Under Rule 4200, each of Messrs. Aihara, Crisp and Seedman were considered independent. Mr. Hendren was not considered independent under the Rule because, during the term of his service as an audit committee member, Mr. Hendren was an employee of Ripplewood Investments L.L.C, an affiliate of the Company’s controlling stockholder prior to the Merger. Our Board of Directors determined, however, that the addition of Mr. Hendren to the audit committee was an appropriate and acceptable appointment in 2001 because his extensive industry and financial expertise and background served the best interests of the Company and its stockholders. Our Board of Directors further determined that Mr. Hendren’s appointment to the audit committee during 2001 complied with the conditions stipulated in Rule 4350 of the listing standards of the NASD that allow one director who is not independent to serve on the audit committee of the Board of Directors in exceptional and limited circumstances.

      The audit committee for 2002 consists of Messrs. Gilmore, Saper and Wright. Mr. Wright is the committee’s chair. Under Rule 4200, Messrs. Gilmore, Saper and Wright are considered independent.

      During 2001, the compensation committee of the Board of Directors consisted of Dr. Boskin and Messrs. Hendren and Crisp. The compensation committee is primarily responsible for making recommendations to the Board of Directors regarding the Company’s executive compensation policy and incentive compensation policy for employees and consultants to the Company and to make final determinations regarding bonus arrangements and awards of stock options for such persons. A report of the compensation committee for our fiscal year ending December 31, 2001 is included below in the section entitled “Report of the Compensation Committee on Executive Compensation.”

      For 2002, the compensation committee consists of Dr. Boskin and Messrs. Gilmore and Westrick. Mr. Westrick is the committee’s chair.

PROPOSAL II

RATIFY THE PROPOSED AMENDMENTS TO THE

PROXIM CORPORATION 2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

      The Board of Directors recommends that the Company’s stockholders ratify an amendment to the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors (the “2000 Plan”) to (i) decrease the number of shares of common stock subject to the initial option grant to be received upon becoming a member of the Board of Directors from 100,000 to 50,000; (ii) provide that additional grants for options to purchase 25,000 shares of common stock shall be made each year on the date of our annual meeting of stockholders, rather than providing for additional grants of options to purchase 15,000 shares of common stock to be made every three years on the anniversary of election to the Board of Directors; and (iii) provide that initial grants shall be made upon the director’s first election or appointment to the Board of Directors.

      Currently, the 2000 Plan provides that each person who first becomes elected as a non-employee director shall receive an option to purchase 100,000 shares of common stock on the date of initial election as a non-employee director, and further provides that each such non-employee director who continues to serve on the Board of Directors on the third anniversary of his initial grant, shall then, and shall triennially thereafter, receive an option to purchase an additional 15,000 shares of common stock.

      Following appointment to the Company’s Board of Directors in connection with the Merger, Dr. Boskin and Messrs. Gilmore, Saper, Westrick and Wright each received an option to purchase 50,000 shares of our common stock. These options were granted under our 1999 Stock Incentive Plan and will vest and become exercisable as to one-third of the shares subject to the options immediately upon the date of grant. Thereafter, the options shall vest with respect to one-third of the shares subject to the options on each of the first and second anniversaries of the date of grant. Under the 2000 Plan as proposed to be amended, each of these non-employee directors will be eligible to receive additional option grants to purchase 25,000 shares of common stock on the date of each annual meeting of stockholders. These directors will not receive an additional option grant to purchase 50,000 shares of common stock pursuant to our 2000 Plan in connection with their appointment to our Board of Directors in connection with the Merger.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the proposed amendments to the 2000 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL II.

      The essential features of the proposed amended 2000 Plan are outlined below:

      General. The 2000 Plan was adopted by our Board of Directors and approved by our stockholders in June 2000. The plan provides for the issuance of a maximum of 1,500,000 shares of common stock pursuant to the grant of non-qualified stock options to members of the Board of Directors who are not employees of the Company. The 2000 Plan is intended to be a self-governing formula plan, which requires minimal discretionary action by any administrative body with regard to any transaction under the 2000 Plan. To the extent that any questions of administration arise, they will be resolved by our Board of Directors. The fair market value of our common stock as of May 10, 2002 was $2.81 per share.

      Purpose. The purpose of the 2000 Plan is to provide a significant component of director compensation in the form of equity in the Company in order to attract and retain highly qualified non-employee directors whose interests are aligned with those of our stockholders. Our Board of Directors believes that recent developments in corporate governance, continuing litigation risk and additional requirements of audit committee members, will make the recruitment and retention of directors even more difficult in the future. Our Board of Directors reviewed the current compensation package for non-

employee directors and studied thoroughly director compensation survey data for comparable companies. The Board of Directors agreed to reduce overall cash compensation for non-employee directors, as described below in the section entitled “Executive Compensation — Director Compensation.” After consultation with other third parties, including counsel, the Board of Directors concluded that the long-term objectives of the 2000 Plan would be better served by decreasing the number of shares subject to the initial option grant from 100,000 to 50,000 and by providing annual grants of options to purchase 25,000 shares rather than triennial grants of options to purchase 15,000 shares.

      Administration. As proposed to be amended, the 2000 Plan provides for grants of options to be made in two ways:

(a) Each non-employee director is automatically granted an option to purchase 50,000 shares, referred to as the “Initial Grant,” on the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by our Board of Directors to fill a vacancy; provided, however, that an employee director who ceases to be an employee director but who remains a director will not receive an Initial Grant upon such event; and

(b) Each non-employee director is automatically granted an option to purchase 25,000 shares, referred to as the “Annual Grant,” each year on the date of our annual meeting of stockholders if on such dates he or she shall have served on our Board of Directors for at least the preceding two months.

      Administration. Our Board of Directors has the authority, in its discretion, to: (i) determine the fair market value of our common stock, if there is no market on which our common stock is regularly quoted; (ii) interpret the 2000 Plan, prescribe, amend and rescind the rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of the 2000 Plan; and (iii) authorize any person to execute, on our behalf, any instrument required to effectuate the options granted under the 2000 Plan. The determinations of our Board of Directors shall be conclusive.

      Eligibility. Only non-employee directors are eligible to receive nonstatutory stock options under the 2000 Plan. Currently, our Board of Directors consists of seven directors, of whom five are non-employee directors.

      Terms and Conditions of Options. Each option is evidenced by a director option agreement between us and the relevant non-employee director.

      Exercise Price. The exercise price of options granted under the 2000 Plan shall be the fair market value per share of our common stock on the date of grant.

      Exercise of Option. Each option granted under the 2000 Plan, whether pursuant to an Initial Grant or an Annual Grant, will vest and become exercisable as to one-third of the shares subject to the option immediately upon the date of grant. Thereafter, the option shall vest with respect to one-third of the shares subject to the option on each of the first and second anniversaries of the date of grant such that the option will be fully vested and exercisable two years from the date of grant, provided the optionee continues in the service of the Company as an outside director on each such anniversary. An option will be exercisable in whole or in part by giving us written notice, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares.

      Forms of Consideration. We receive no consideration for granting options under the 2000 Plan. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Plan permits payment of the exercise price to be made by: cash, check, other shares of common stock of the Company (provided such shares are not subject to any pledge or other security interest and such shares have been owned for at least six months), cashless exercise, promissory note (which shall bear adequate interest) or any combination of the foregoing alternatives.

      Term of Option. The term of any option shall be ten years from the date of grant. No option may be exercised after the expiration of its term.

      Termination of Directorship. If a non-employee director’s status as a director terminates for any reason, other than death or disability, then all options held by him or her under the 2000 Plan expire 90 days following the date of termination. If the non-employee director’s status as a director terminates due to death or disability, then all options held by him or her under the 2000 Plan expire one year following the date of termination. In no case may an option be exercised after its ten-year term.

      Nontransferability of Options: Options granted under the 2000 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised only during the non-employee director’s lifetime by the non-employee director or the non-employee director’s legal guardian or representative.

      Other Provisions: The director option agreement may contain other terms, provisions and conditions consistent with the 2000 Plan as may be determined by the Board of Directors.

      Adjustments Upon Changes in Capitalization. In the event that our stock changes by reason of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or other securities of the company, or any other similar corporate transaction or event affects the shares of common stock such that an adjustment is determined by the Board of Directors in its discretion to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2000 Plan, the Board of Directors may make appropriate adjustments in the number of shares of common stock or other securities stock subject to the 2000 Plan, the number of shares of common stock or other securities subject to any outstanding option and the exercise price of any such outstanding option.

      Amendment and Termination of the 2000 Plan. Our Board of Directors may amend, alter, adjust, suspend, discontinue or terminate the 2000 Plan at any time. However, any such amendment shall comply with all applicable laws and applicable stock exchange listing requirements, and no such termination or amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2000 Plan; provided, however, that no termination or amendment of the 2000 Plan, without the consent of any optionee thereunder, may adversely affect the rights of such person with respect to any option previously granted under the 2000 Plan. Unless terminated earlier, the 2000 Plan will terminate on June 8, 2010.

      Federal Income Tax Consequences. The following is a brief summary of the effect of U.S. federal income tax laws upon options and rights to purchase stock granted under the Plan based on U.S. federal income tax laws in effect on May 3, 2002.

      Nonstatutory Stock Options. Only nonstatutory stock options can be granted under the plan. Nonstatutory stock options are options that do not qualify as incentive stock options (which are afforded special tax treatment) under Section 422 of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code” or the “Code”). A non-employee director does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the non-employee director generally recognizes taxable income in an amount equal to the difference between the exercise price paid and the fair market value of the shares on the date of exercise. We are entitled to a deduction in the same amount as the ordinary income recognized by the non-employee director. Upon disposition of such shares by the non-employee director, any gain or loss is treated as capital gain or loss.

      Capital Gain or Loss. Capital gains are grouped and netted by holding periods. Net capital gain on assets held for twelve months or less is taxed currently at a participant’s highest marginal income tax rate. Net capital gain on assets held for more than twelve months is taxed currently at a maximum federal rate of 20%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

      New Plan Benefits. Because benefits under the 2000 Plan will depend on the fair market value of our common stock at various future dates and the continued service of our directors, it is not possible to determine the benefits that will be received by directors under the 2000 Plan as it is proposed to be amended by our stockholders. No executive officers or employees are eligible to participate in the 2000 Plan.

PROPOSAL III

RATIFY THE PROPOSED AMENDMENT TO THE

PROXIM CORPORATION 1999 STOCK INCENTIVE PLAN

      The Board of Directors recommends that the Company’s stockholders ratify an amendment to the Proxim Corporation 1999 Stock Incentive Plan (the “1999 Plan”) whereby certain awards, including options, granted under the 1999 Plan would qualify as “performance-based” compensation under the 1999 Plan in compliance with Section 162(m) of the Internal Revenue Code. We are asking for this approval so that we may deduct for federal income tax purposes compensation in excess of $1,000,000 that may be paid to certain of our executive officers in any taxable year. Compensation includes cash compensation as well as gains associated with the exercise of stock options pursuant to the 1999 Plan. This proposal allows us to take tax deductions associated with certain executive compensation, of which stock option gains could be a significant component.

      Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our chief executive officer or our four other most highly paid executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any taxable year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1,000,000 in a taxable year. For certain options granted under the 1999 Plan to qualify as “performance-based” compensation under Section 162(m), stockholders must approve the option grant limitations contained within the 1999 Plan within three years following the year of our initial public offering.

      Stockholder ratification of the proposed amended 1999 Plan will allow us to deduct certain executive compensation in excess of $1,000,000 in a taxable year, as described above, and provide us with potentially significant future tax benefits and associated cash flows. In the event the proposed amended 1999 Plan is not ratified by our stockholders, we would be disallowed from taking certain future tax deductions for such executive compensation paid in connection with the 1999 Plan that is in excess of $1,000,000 in a taxable year.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the proposed amendment to the 1999 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL III.

      The essential features of the proposed amended 1999 Plan are outlined below:

      General. The 1999 Plan provides for the issuance or a total number of 13,500,000 shares of common stock pursuant to the grant of incentive stock options, non-qualified stock options and stock-based awards, including restricted stock, to employees, directors and consultants of the Company. As of March 26, 2002, the Company had granted outstanding options for the purchase of a total of 9,037,564 shares of its common stock, of which 4,706,548 had vested and 1,310,227 had been exercised.

      Purpose. The purpose of the 1999 Plan, which was adopted by the Board of Directors and approved by the Company’s stockholders, is to aid the Company in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company by providing incentives through the granting of equity-based awards. The Company expects that it will benefit from the added interest that such key employees, directors or consultants will have in the welfare of the Company as a result of their financial interest in the Company’s success.

      Administration. The 1999 Plan is administered by the compensation committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Act of 1934, as amended, or any successor thereto, and “outside directors” within the meaning of Section 162(m) of the Code or any successor thereto. The compensation committee is authorized to interpret the 1999 Plan, to establish, amend and rescind any rules and regulations relating to the 1999 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 1999 Plan. The compensation committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 1999 Plan and to waive any such terms and conditions at any time, including without limitation, the acceleration or waiving of any vesting conditions.

      Limitations. No award may be granted under the 1999 Plan after the tenth anniversary of the effective date of the 1999 Plan, but awards theretofore granted before the tenth anniversary may extend beyond that date.

      Terms and Conditions of Options. Options granted under the 1999 Plan are either non-qualified stock options or incentive stock options for federal income tax purposes, as determined by the compensation committee.

      Option Price. The exercise price of any option granted will be determined by the compensation committee, but in no event will be less than 100% of the fair market value of the shares underlying the option on the date of the grant. However, the exercise price of any incentive stock option granted to any stockholder who owns more than 10% of the total combined voting power of all of the Company’s outstanding capital stock, or that of the Company’s parent or subsidiary corporations, cannot be less than 110% of the fair market value of the shares underlying the option on the date of the grant.

      Exercisability. Options granted under the 1999 Plan will vest and become exercisable at a rate to be determined by the discretion of the compensation committee.

      Exercise of Options. An option may be exercised for all or any part of the shares for which it is then exercisable. The purchase price for the shares as to which an option is exercised will be paid to the Company in full at the time of exercise. No participant will have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until the participant has given written notice of the exercise of the option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the compensation committee pursuant to the 1999 Plan.

      Incentive Stock Options (“ISOs”). The compensation committee may grant options under the 1999 Plan that are intended to be incentive stock options granted pursuant to Section 422 of the Code. No ISO may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company unless (i) the option price for such ISO is at least 110% of the fair market value of a share on the date the ISO is granted and (ii) the date on which such ISO terminates is not later than five years following the date of which the ISO is granted.

      Other Stock-Based Awards. The compensation committee, in its sole discretion, may grant awards of shares including awards of restricted shares and performance-based awards. In the case of an option to purchase our common stock that is intended to constitute a performance-based award for purposes of Section 162(m) of the Code, no participant in the 1999 Plan may be granted, in any fiscal year, an option to purchase more than 1,500,000 shares of our common stock. However, in connection with a participant’s initial service with the Company, a participant in the 1999 Plan may be granted an option to purchase up to an additional 1,500,000 shares without being counted against the limit described in the preceding sentence. These limits will be adjusted proportionately in connection with any change in the Company’s capitalization. If an option to purchase our common stock is cancelled in the same fiscal year of the Company in which it was granted, the cancelled option will be counted against the limits described above. These awards may be granted alone or in addition to any other awards granted under the 1999 Plan.

      Adjustments Upon Certain Events. In the event of any change in the number of outstanding shares of common stock after the effective date of the 1999 Plan by reason of any stock dividend or split, reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, reclassification, combination or exchange of shares or other corporate exchange, or any distribution to stockholders of shares of the Company’s common stock, the compensation committee, in its sole discretion and without liability to any person, may make such substitution or adjustment, if any, as it deems to be equitable, to (i) the number or kind shares or other securities issued or reserved for issuance pursuant to the 1999 Plan or pursuant to outstanding awards, and/or (ii) any other affected terms of such awards. In the event of a change in control of the Company after the effective date of the 1999 Plan, (i) the compensation committee may provide that any outstanding award then held by participants which are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested immediately prior to such change in control and (ii) the compensation committee may make provision for a cash payment to a holder of an outstanding award in consideration for the cancellation of such award.

      Transferability. Except as otherwise determined by the compensation committee, an award will not be transferable or assignable by the participant except by will or by the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant.

      Duration, Amendment and Termination. The Board of Directors may amend, alter or discontinue the 1999 Plan, but no amendment, alteration or discontinuation will be made without the approval of the stockholders of the Company which would (except as provided in Section 13 of the 1999 Plan) increase the total number of shares reserved for issuance under the 1999 Plan or change the maximum number of shares for which awards may be granted or, without the consent of a participant, would impair any of the rights or obligations under any award granted to a participant under the 1999 Plan. However, the compensation committee may amend the 1999 Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or any other applicable law.

      Federal Income Tax Information. The following is a brief summary of the effect of U.S. federal income tax laws upon options and rights to purchase stock granted under the 1999 Plan based on U.S. federal income tax laws in effect on May 3, 2002. This summary is not intended to be exhaustive and does not discuss the tax consequences upon a participant’s death or the provisions of any income tax laws of any municipality, state or foreign country in which the participant may reside.

      Incentive Stock Options. A participant recognizes no taxable income upon the grant or exercise of an ISO (unless the alternative minimum tax rules apply). If shares are issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years after the date of grant or within one year after the issuance of such shares, then:

•	upon the resale of such shares, any amount realized by the participant in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and

•	the Company will not be allowed any deduction for federal income tax purposes.

      If the participant disposes of shares acquired upon the exercise of an ISO before the expiration of either holding period described above, generally:

•	the participant will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and

•	the Company will be entitled to a tax deduction in the same amount.

Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by us.

      The Internal Revenue Service has issued proposed regulations that would require Social Security (FICA) taxes to be withheld on the spread of ISO shares on the date of exercise. Currently, these proposed regulations are slated to commence with exercises occurring on or after January 1, 2003.

      If an option designated as an ISO first becomes exercisable in any calendar year for shares in which the aggregate fair market value exceeds $100,000, the exercise of such excess shares will be treated for income tax purposes as having been acquired by the participant pursuant to a nonstatutory stock option. For purposes of this rule:

•	all ISOs the Company has granted to the participant are aggregated,

•	the fair market value of an option share is its value on the date of grant of the option, and

•	options are taken into account in the order in which they are granted.

      Nonqualified Stock Options. A participant does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant generally recognizes taxable income in an amount equal to the difference between the exercise price paid and the fair market value of the shares on the date of exercise. We are entitled to a deduction in the same amount as the ordinary income recognized by the participant. Upon disposition of such shares by participant, any gain or loss is treated as capital gain or loss.

      Stock Purchase Rights. Generally, no income will be recognized by a participant in connection with the grant of a stock purchase right or the exercise of the right for unvested stock, unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of exercise of the stock purchase right. Otherwise, as any applicable repurchase option lapses, the participant will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time our repurchase option lapses and the amount paid for the stock, if any. Upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the event the participant is an employee, any amount treated as compensation will be subject to tax withholding by us, and we will be entitled to a tax deduction in that amount at the time you recognize ordinary income with respect to a stock purchase right.

      Capital Gain or Loss. Capital gains are grouped and netted by holding periods. Net capital gain on assets held for twelve months or less is taxed currently at a participant’s highest marginal income tax rate. Net capital gain on assets held for more than twelve months is taxed currently at a maximum federal rate of 20%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

      Alternative Minimum Tax. The exercise of an incentive stock option granted under the 1999 Plan may subject you to the alternative minimum tax under Section 55 of the Code. In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if you had acquired them pursuant to a nonstatutory stock option. This may be particularly significant for shares purchased pursuant to an incentive stock option for which we have a repurchase option. See the section above entitled “Nonstatutory Stock Options.”

      Under certain circumstances, you may affect the timing and measurement of alternative minimum tax by filing an election with the Internal Revenue Service under Section 83(b) of the Code within 30 days after the date of exercise of an incentive stock option. Accordingly, you should consult your own tax advisor prior to exercising an incentive stock option concerning the advisability of filing an election under Section 83(b) of the Code for alternative minimum tax purposes.

      If you pay alternative minimum in excess of your regular tax liability, the amount of such alternative minimum relating to incentive stock options may be carried forward as a credit against any subsequent years’ regular tax in excess of the alternative minimum tax.

      New Plan Benefits. Because benefits under the 1999 Plan will depend on future determinations of the compensation committee regarding the number and date of grant for options awarded under the 1999 Plan and on the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other consultants and employees under the 1999 Plan as it is proposed to be amended by our stockholders. As a result of the Merger, our executive officers, directors and employees have changed markedly from the composition of those groups during the fiscal year ended December 31, 2001. Upon consideration and review, we have determined that a presentation of historical option grants to (i) our chief executive officer and the four other most highly compensated executive officers during fiscal 2001, (ii) current executive officers as a group, (iii) current directors who are not executive officers as a group, and (iv) all employees as a group during the last fiscal year would not be materially informative with respect to the compensation committee’s future determinations regarding option grants under the proposed amended 1999 Plan.

PROPOSAL IV

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      We have selected PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ended December 31, 2002. Arthur Andersen LLP audited our financial statements for the fiscal years ended December 31, 1999, 2000 and 2001. On March 21, 2002, our Board of Directors, upon recommendation of the audit committee, made a determination not to engage Arthur Anderson LLP as the Company’s independent accountants and, on March 26, 2002, engaged PricewaterhouseCoopers LLP to serve as the Company’s independent accountants for our fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP served as Proxim, Inc.’s independent accountants prior to the Merger.

      We are submitting our selection of independent accountants for ratification by the Company’s stockholders at the annual meeting to be held on June 13, 2002. We expect that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and that they will have the opportunity to make a statement, if they desire to do so. In addition, we expect that these representatives will be available at the annual meeting to respond to appropriate questions.

      Our bylaws do not require that the Company’s stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent accountants. However, we are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, our Board of Directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Board of Directors and the audit committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL IV.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of May 3, 2002 by (i) each stockholder that we know is the beneficial owner of more than 5% of the common stock, (ii) each executive officer of the Company named in the Summary Compensation Table in the section below entitled “Executive Compensation,” (iii) each director and nominee for director and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated below, the address for each listed 5% stockholder, director and executive officer is c/o Proxim Corporation, 935 Stewart Drive, Sunnyvale, California 94085.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding Shares(1)

Affiliates of Ripplewood Investments L.L.C(2)	32,090,056	26.93%
One Rockefeller Plaza
New York, New York 10020
Kopp Investment Advisors, Inc.(3)	7,648,860	6.42%
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
FMR Corp.(4)	7,202,871	6.05%
82 Devonshire Street
Boston, Massachusetts 02101
Jonathan N. Zakin(5)	5,978,222	4.98%
David C. King(6)	1,789,968	1.49%
Amir Zoufonoun(7)	1,944,455	1.62%
Keith E. Glover(8)	892,470	*
Michael J. Boskin(9)	157,680	*
Jeffrey D. Saper(10)	137,022	*
Merle L. Gilmore(11)	16,666	*
Kenneth E. Westrick(12)	16,666	*
Joseph R. Wright, Jr.(13)	16,666	*
Nancy Huber(14)	538,000	*
Gordana Pance(15)	271,173	*
Fred Corsentino(16)	589,308	*
All executive officers and directors as a group (12 persons)(17)	12,245,296	9.89%

*	Represents less than 1.00%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Percentages for each person are based on 119,143,217 shares outstanding at May 3, 2002, plus the total number of outstanding options or warrants held by such person that are exercisable within 60 days of May 3, 2002. Shares issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, the Company believes that the beneficial owners listed in this table, based on information provided by them, have sole voting and investment power over the number of shares listed opposite their names, subject to community property laws where applicable.

(2)	Based on a Schedule 13D/A filed with the SEC by such beneficial owner (formerly known as Ripplewood Holdings L.L.C) on April 22, 2002 and reflects stock held as of April 16, 2002, including 30,992,522 shares of common stock beneficially owned by Ripplewood Partners, L.P. and 1,097,534 shares of common stock beneficially owned by Ripplewood Employee Co-Investment

Fund I, L.L.C. An affiliate of Ripplewood Investments L.L.C controls Ripplewood Partners, L.P. and Ripplewood Employee Co-Investment Fund I, L.L.C.

(3)	Based on a Schedule 13G/A filed by such beneficial owner with the SEC on April 9, 2002 and reflects stock held as of April 9, 2002, including 6,515,100 shares as to which Kopp Investment Advisors, Inc. has shared dispositive power, 1,133,760 shares as to which Kopp Investment Advisors, Inc. has sole dispositive power and 1,761,787 shares as to which Kopp Investment Advisors, Inc. has sole voting power.

(4)	Based on a Schedule 13G/A filed by such beneficial owner with the SEC on February 14, 2002 and reflects stock held as of February 14, 2002, including 7,202,871 shares as to which FMR Corp. has sole dispositive power and 985,048 shares as to which FMR Corp. has sole voting power. In connection with the Merger, the number of shares of common stock beneficially owned by FMR Corp. has been adjusted to reflect the 1.8896 shares of Company common stock received by FMR Corp. on March 26, 2002 in exchange for each share of Proxim, Inc. common stock held by FMR Corp. as of that date.

(5)	Includes 900,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(6)	Includes 1,192,622 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(7)	Includes 804,455 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(8)	Includes 858,666 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002. Although Mr. Glover did not serve as an executive officer of the Company during our fiscal year ended December 31, 2001, he was an executive officer of Proxim, Inc. during that period. In connection with the Merger and effective March 26, 2002, Mr. Glover became an executive officer of the Company.

(9)	Includes 126,666 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(10)	Includes 130,042 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(11)	Includes 16,666 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(12)	Includes 16,666 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(13)	Includes 16,666 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(14)	Includes 213,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(15)	Includes 168,173 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(16)	Includes 264,308 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 3, 2002.

(17)	Includes 4,707,930 shares of common stock issuable upon the exercise of options held by all directors and executive officers exercisable within 60 days of May 3, 2002. Included in this group are the Named Executive Officers listed in the section below entitled “Summary Compensation Table,” current directors of the Company and Mr. Glover.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, except as specified in the following sentence, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with. Due to an administrative error in connection with the administration of our stock ledger, affiliates of Ripplewood Investments L.L.C and Mr. Zakin may have failed to timely report the transition from indirect to direct beneficial ownership of certain shares of the Company’s common stock held by them.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information regarding executive compensation for services rendered during our fiscal years ended December 31, 2001, 2000 and 1999 by the Company’s chief executive officer and our other four most highly compensated executive officers (who were serving as executive officers as of December 31, 2001) whose salary and bonus for our last fiscal year exceeded $100,000. These five individuals constitute the group referred to elsewhere in this proxy statement as the Named Executive Officers. The compensation summarized in the following table does not include perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus.

	Annual Compensation

				All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation

Jonathan N. Zakin(1)	2001	$257,830	$275,521	$—
Chairman of the Board and Chief Executive Officer	2000	56,324	—	—
	1999	8,333	—	—
Amir Zoufonoun(2)	2001	228,725	189,283	3,168,173	(3)
President and Chief Operating Officer	2000	175,907	301,541	8,427	(4)
	1999	174,793	729,104	—
Nancy Huber(5)	2001	203,632	118,473	527,360	(6)
Chief Financial Officer and Executive Vice President of Finance	2000	131,339	126,299	—
	1999	—	—	—
Gordana Pance(7)	2001	195,057	77,294	356,281	(8)
Vice President of Engineering	2000	142,451	106,061	213,221
	1999	119,667	137,313	—
Fred Corsentino(9)	2001	200,258	53,576	268,360	(10)
Executive Vice President of Worldwide Sales	2000	122,112	93,136	143,947	(11)
	1999	—	—	—

(1)	Following the Merger, Mr. Zakin continues to serve as the Company’s Chairman of the Board and Chief Executive Officer.

(2)	In connection with the Merger and effective March 26, 2002, Mr. Zoufonoun’s title and responsibilities as an employee of the Company changed and he became our Executive Vice President, Technology.

(3)	This amount represents automobile allowances paid of $8,400 and gains on the sale of shares acquired on exercise of non-qualified stock options of $3,159,733.

(4)	This amount represents automobile allowances paid.

(5)	In connection with the Merger and effective April 26, 2002, Ms. Huber tendered her resignation from the Company as Chief Financial Officer and Executive Vice President of Finance.

(6)	This amount represents gains on the sale of non-qualified stock options.

(7)	Following the Merger, Ms. Pance continues to serve as Proxim Corporation’s Vice President of Engineering but is no longer an executive officer.

(8)	This amount represents gains on the sale of non-qualified stock options.

(9)	In connection with the Merger and effective April 9, 2002, Mr. Corsentino tendered his resignation from the Company as Executive Vice President of Worldwide Sales.

(10)	This amount represents commissions paid of $76,695, automobile allowances paid of $6,000 and gains on the sale of shares acquired on exercise of non-qualified stock options of $185,665.

(11)	This amount represents commissions paid of $139,332 and automobile allowances paid of $4,615.

      The following table provides information regarding stock options granted to the Named Executive Officers during our fiscal year ended December 31, 2001.

Options Granted in Last Fiscal Year

	Individual Grants

	Number of				Potential Realizable Value at
	Securities	% of Total			Assumed Annual Rates of
	Underlying	Options			Stock Price Appreciation
	Options	Granted to	Exercise		for Option Term(1)
	Granted	Employees	Price	Expiration
Name	(#)(1)	During 2001	($/Share)	Date	5%	10%

Jonathan N. Zakin(2)	900,000	15.4%	$7.00	5/9/2011	$1,616,428	$6,305,588
Amir Zoufonoun(2)	100,000	1.7%	$6.97	4/2/2011	$182,723	$703,741
Nancy Huber	50,000	0.9%	$6.97	4/2/2011	$91,362	$351,870
	120,000	2.1%	$3.37	10/2/2011	$651,124	$1,276,345
Gordana Pance	50,000	0.9%	$6.97	4/2/2011	$91,362	$351,870
Fred Corsentino	75,000	1.3%	$6.97	4/2/2011	$137,042	$527,806

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciated are mandated by the rules of the SEC. The actual value, if any, that an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

(2)	In connection with and subsequent to the Merger, Proxim Corporation’s Board of Directors authorized the grant of options to the Company’s current executive officers in approximately the following amounts: Mr. Zakin, 1,000,000; Mr. Zoufonoun, 500,000; Mr. King, 1,209,118; and Mr. Glover, 150,000.

      The following table sets forth information regarding the exercise of stock options by the Named Executive Officers and year-end option values as of December 31, 2001.

Aggregate Option Exercises and Fiscal Year-End Option Values

					Value of Unexercised
			Number of Unexercised		In-The-Money
	Shares		Options at Year-End		Options at Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Jonathan N. Zakin	—	—	—	900,000(2)	—	—
Amir Zoufonoun	320,550	$3,159,773	852,789	256,661	4,178,666	1,257,639
Nancy Huber	72,000	$527,360	35,920	177,080(2)	176,008	867,692
Gordana Pance	36,000	$356,381	152,339	121,661	746,461	596,139
Fred Corsentino	45,200	$185,665	121,054	143,746(2)	593,139	704,355

(1)	Assumes that the value of unexercised options at fiscal year-end was $5.40 per share, the closing price of our common stock on the Nasdaq National Market on December 31, 2001.

(2)	In connection with the Merger, these unvested options to purchase the Company’s common stock vested and became fully exercisable.

Director Compensation

      As of December 31, 2001 and for the fiscal year then ended, all non-employee directors, other than Messrs. Seedman, Collins and Hendren, have been paid as follows:

•	an annual retainer of $75,000 for serving on the Board of Directors, payable in cash or in shares of the Company’s common stock, at the election of each non-employee director;

•	a meeting fee of $10,000 for each meeting of the Board of Directors attended in person;

•	a meeting fee of $1,000 for each meeting of the Board of Directors attended via telephone or teleconference;

•	a meeting fee of $5,000 for each meeting of a committee of the Board of Directors attended in person; and

•	a meeting fee of $500 for each meeting of a committee of the Board of Directors attended via telephone or teleconference.

      As of April 17, 2002, and for the fiscal year ending December 31, 2002, all non-employee directors of the Company will be paid as follows:

•	an annual retainer of $50,000 for serving on the Board of Directors, payable in cash on a quarterly basis;

•	a meeting fee of $2,500 for each meeting of the Board of Directors attended in person;

•	a meeting fee of $1,000 for each meeting of the Board of Directors attended via telephone or teleconference; and

•	an annual retainer of $5,000 for serving on a committee of the Board of Directors, payable in cash on a quarterly basis.

      Currently, the Company’s directors are entitled to receive option grants under the 2000 Plan initially upon first becoming elected as a non-employee director and triennially thereafter. The Company did not grant options to purchase shares of its common stock to directors pursuant to the 2000 Plan during our fiscal year ended December 31, 2001. As proposed to be amended, the 2000 Plan will entitle directors to receive option grants initially upon first becoming elected or appointed as a non-employee director and annually thereafter.

      The Company’s directors are also eligible to receive option grants under the 1999 Plan. On November 15, 2001, the Company issued options to purchase a total of 60,000 shares of its common stock at an exercise price of $4.08 per share to Dr. Boskin and Messrs. Aihara, Crisp and Shuman pursuant to the 1999 Plan. Any future stock option awards that may be granted under the 1999 Plan to directors will be either determined by the compensation committee or subject to the unanimous approval of our Board of Directors.

Employment Agreements

      Jonathan N. Zakin. In May 2001, we entered into an agreement with Jonathan N. Zakin, our Chief Executive Officer and Chairman of our Board of Directors, to amend his employment agreement, dated as of October 1999. Pursuant to this amendment, Mr. Zakin’s annual base salary was raised from $50,000 to $500,000 and Mr. Zakin is eligible to receive an incentive bonus equal to 75% of his annual base salary based on the achievement of performance targets established by our Board of Directors. Mr. Zakin also received options to purchase 900,000 shares of our common stock at an exercise price of $7.00 per share under the terms of the 1999 Plan. Upon the completion of the Merger and effective March 26, 2002, these 900,000 options vested and became fully exercisable.

      The Company may terminate Mr. Zakin’s employment at any time, and Mr. Zakin may terminate his employment on 90 days’ prior written notice. Mr. Zakin has agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, he has agreed not to compete with the Company during his employment and for one year following the termination of his employment.

      Amir Zoufonoun. In November 1999, we entered into an employment agreement with Mr. Zoufonoun under which Mr. Zoufonoun agreed to serve as our President and Chief Operating Officer. Under the agreement, Mr. Zoufonoun is entitled to receive an annual base salary and is eligible for an annual bonus based on performance targets established by the Board of Directors. The agreement was amended in April 2001 to provide that Mr. Zoufonoun’s annual base salary be raised to $250,000 and that he be eligible to receive an annual incentive cash bonus of up to 60% of his base salary.

      The agreement further provides that, if the Company terminates Mr. Zoufonoun’s employment without cause or if he terminates his employment for good reason, as defined in the employment agreement, the Company will be required, for a period of twelve months, to pay him his base salary and continue his medical and other benefits, and all of his time-based options will vest immediately. In addition, Mr. Zoufonoun will receive payment of a pro-rated bonus, any accrued vacation days, any deferred compensation and any unreimbursed expenses. For purposes of his employment agreement, a change of control of the Company does not qualify as good reason for Mr. Zoufonoun to leave.

      In connection with the Merger and effective March 26, 2002, Mr. Zoufonoun’s title and responsibilities as an employee of the Company changed and he became our Executive Vice President, Technology. The Company may terminate Mr. Zoufonoun’s employment at any time, and Mr. Zoufonoun may terminate his employment on 90 days’ prior written notice. Mr. Zoufonoun has agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, he has agreed not to compete with the Company during his employment and for one year following the termination of his employment.

      Nancy Huber. In February 2000, we entered into an employment agreement with Ms. Huber under which Ms. Huber agreed to serve as our Chief Financial Officer and Vice President of Finance. In connection with the Merger and effective April 26, 2002, Ms. Huber tendered her resignation from the Company.

      During 2001, under the terms of her employment agreement, Ms. Huber was entitled to receive an annual base salary and is eligible for an annual bonus pursuant to an annual incentive plan, with the amount of the bonus based on performance targets established by the Board of Directors. The employment agreement also provided that, immediately prior to a change of control, all of Ms. Huber’s outstanding, unvested time-based options will vest immediately. In addition, the agreement provided that, immediately prior to a change of control, transfer restrictions on any shares of the Company’s common stock held by Ms. Huber will lapse.

      The employment agreement further provided that, if the Company terminated Ms. Huber’s employment without cause or if she terminates her employment for good reason, as defined in the employment agreement, the Company was required, for a period of twelve months, to pay her base salary, her annual target bonus for the year in which her employment terminated, and continue her medical and other benefits. In the event of such termination, the agreement further entitled Ms. Huber to receive any accrued vacation days, any deferred compensation and any unreimbursed expenses incurred as of the termination date. For purposes of the employment agreement, a change of control of the Company did not qualify as good reason for Ms. Huber to leave. The Company was entitled to terminate Ms. Huber’s employment at any time, and Ms. Huber was entitled to terminate her employment on 90 days’ prior written notice. Under the terms of the agreement, Ms. Huber agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, she agreed not to compete with the Company during her employment and for one year following the termination of her employment.

      In connection with the Merger and effective April 26, 2002, Ms. Huber entered into a change of control and severance agreement under which the Company agreed to provide Ms. Huber with specified severance benefits without regard to any contrary provisions in her employment agreement. The provisions of Ms. Huber’s change of control and severance agreement are discussed below in the section entitled, “Change of Control and Severance Arrangements.” In connection with the Merger and effective April 26, 2002, options to purchase 271,173 shares of common stock held by Ms. Huber vested and became fully exercisable.

      Gordana Pance. In February 2000, the Company entered into an employment agreement with Ms. Pance under which Ms. Pance agreed to serve as its Director of Engineering. In October of 2000, Ms. Pance was promoted to Vice President of Engineering and, following the Merger, continues to serve in that capacity as an employee of the Company but is no longer an executive officer. Under the terms of her employment agreement, Ms. Pance is entitled to receive an annual base salary and is eligible for an annual bonus pursuant to an annual incentive plan, with the amount of the bonus based on performance targets established by the Board of Directors.

      If the Company terminates Ms. Pance’s employment without cause or if she terminates her employment for good reason, as defined in the employment agreement, Ms. Pance will be entitled to receive her base salary through the date of termination, any annual bonus earned but unpaid as of the date of termination and reimbursement for any unreimbursed business expenses. In addition, the Company will be required, for a period of twelve months, to pay her base salary and her annual target bonus for the year prior to the year in which her employment terminates, which amount will be reduced by the value of any other cash severance or termination benefits payable to her under any plan, program or arrangements other than those set forth in her employment agreement, and continue her medical and other benefits. In addition, Ms. Pance will receive continued vesting of stock options granted to her prior to her termination for a period of twelve months. For purposes of the employment agreement, a change of control of the Company does not qualify as good reason for Ms. Pance to leave. The Company may terminate Ms. Pance’s employment at any time, and Ms. Pance may terminate her employment on 90 days’ prior written notice. Ms. Pance has agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, she has agreed not to compete with the Company during her employment and for one year following the termination of her employment.

      Fred Corsentino. In May 2000, the Company entered into an employment agreement with Mr. Corsentino under which Mr. Corsentino has agreed to serve as its Vice President of Sales. In October 2000, Mr. Corsentino received a promotion and became our Executive Vice President of Worldwide Sales. In connection with the Merger and effective April 9, 2002, Mr. Corsentino tendered his resignation from the Company.

      During 2001, under the terms of his employment agreement, Mr. Corsentino was entitled to receive an annual base salary and was eligible for an annual bonus based on performance targets as established by the Board of Directors and sales commissions based upon achievement of certain sales quota as established by the Board of Directors.

      The employment agreement further provided that, if the Company terminated Mr. Corsentino’s employment without cause or if he terminated his employment for good reason, as defined in the employment agreement, the Company was required, for a period of twelve months, to pay him his base salary, any accrued commissions, any accrued vacation days, any deferred compensation and any unreimbursed expenses incurred as of the termination date. For purposes of the employment agreement, a change of control of the Company did not qualify as good reason for Mr. Corsentino to leave. The Company was entitled to terminate Mr. Corsentino’s employment at any time for cause, or upon 90 days’ prior written notice for any other reason. Mr. Corsentino was entitled to terminate his employment on 90 days’ prior written notice. Under the terms of the agreement, Mr. Corsentino agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, he agreed not to compete with the Company during his employment and for one year following the termination of his employment.

      In connection with the Merger and effective April 9, 2002, Mr. Corsentino entered into a change of control and severance agreement under which the Company agreed to provide Mr. Corsentino with specified severance benefits without regard to any contrary provisions in his employment agreement. The provisions of Mr. Corsentino’s change of control and severance agreement are discussed below in the section entitled “Change of Control and Severance Arrangements.” In connection with the Merger and effective April 9, 2002, options to purchase 264,308 shares of common stock held by Mr. Corsentino vested and became fully exercisable.

Change of Control and Severance Arrangements

      In connection with the Merger, the employment agreements of Ms. Huber and Mr. Corsentino have been terminated, effective April 26, 2002 and April 9, 2002, respectively. As severance, and without regard to any contrary provisions in their employment agreements, each is entitled to receive:

•	a lump-sum payment equal to the sum of his or her annual salary and target bonus;

•	the acceleration of all of his or her unvested options to acquire shares of the Company’s common stock;

•	the right to exercise those options for one year following termination; and

•	the continuation of health care and other employment benefits for one year following termination.

      Prior to completion of the Merger and at the request of Mr. Zakin, Ms. Huber and Mr. Corsentino agreed to provide consulting services in connection with the Merger to aid in the integration of Western Multiplex and Proxim, Inc. As of May 3, 2002, neither Ms. Huber nor Mr. Corsentino have entered into a written agreement with the Company regarding the terms and conditions of the provision of consulting services to the Company in this regard.

Report of the Compensation Committee on Executive Compensation.

      This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

Compensation Philosophy and Review

      The Company’s compensation philosophy for its executive officers serves two principal purposes: (i) to provide a total compensation package that is competitive and enables the Company to attract and retain key executive and employee talent needed to accomplish the Company’s business objectives, and (ii) to directly link compensation to improvements in the Company’s performance and increases in stockholder value as measured principally by the trading price of the Company’s common stock.

      The 2001 compensation levels for the Company’s executive officers were generally determined on an individual basis at the time of hiring in many cases pursuant to employment agreements entered into between the Company and such individuals prior to 2001.

      Members of the Board of Directors reviewed and approved each employment agreement entered into between the Company and executive officers in 2001, as well as stock options granted to executive officers in 2001. In determining compensation levels for 2001, the Company primarily relied upon publicly available compensation information and informal survey information obtained by management with respect to cash compensation and stock option grants to similarly situated officers of broadband wireless companies of comparable size and market capitalization.

Elements of Executive Officer Compensation

      The Company’s executive compensation consists primarily of salary, cash incentive bonuses and the award of stock options. The Company emphasizes the award of stock options and the compensation committee believes that in the highly competitive, emerging markets in which the Company operates, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and stockholder long-term interests.

      Officer Salaries. The compensation committee reviews each senior executive officer’s salary annually. Except to the extent that salary increases are prescribed by written employment agreements, in determining the appropriate salary levels, the compensation committee considers, among other factors, the officer’s scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant markets for executive talent.

      Compensation for the Company’s Chief Executive Officer in 2001, Jonathan N. Zakin, was determined pursuant to his employment agreement entered into in October 1999, as amended in May 2001. The employment agreement provides for an annual base salary of $500,000. Mr. Zakin is eligible to receive an incentive bonus equal to 75% of his annual base salary based on the achievement of performance targets established by our Board of Directors. Mr. Zakin also received options to purchase 900,000 shares of our common stock at an exercise price of $7.00 per share under the terms of the 1999 Plan. Upon completion of the Merger and effective March 26, 2002, these options vested and became fully exercisable.

      The compensation committee believes that the base salary levels of the Company’s executive officers, including Mr. Zakin, are comparable to base salary levels for companies considered in the informal information reviewed by the compensation committee. The compensation committee believes that these base salary levels are appropriate in light of the Company’s emphasis on long-term equity compensation.

      Stock Option Grants. As noted above, the Company has relied substantially on long-term equity compensation as the principal means of compensating and providing incentives for its executive officers and key employees. It is the Company’s practice to set option exercise prices at not less than 100% of fair market value on the date of grant. Thus, the value of the stockholders’ investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options may not vest at less than 20% per year over a five year term. Options cease vesting upon the executive’s voluntary termination of his or her employment with the Company or one of its subsidiaries, thus providing incentive to remain in the Company’s employ.

      In determining the size of the stock option grants, the compensation committee considers various subjective factors primarily relating to the responsibilities of the individual officers and key employees, their current and expected future contributions to the Company and the number of unvested options and shares owned by the officer or key employee. In addition, the compensation committee examines the level of equity incentives held by each officer and key employee relative to the other officers’ and key employees’ equity positions and their tenure, responsibilities, experience and value to the Company.

      Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under this legislation, the Company may deduct such compensation with respect to any of these individuals only to the extent that during any taxable year such compensation does not exceed $1,000,000 or meets certain other conditions (such as stockholder approval). The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for the Company’s success. Consequently, the compensation committee recognizes that the loss of a tax deduction may be necessary in some circumstances. The 1999 Plan is intended to the extent allowable to be exempt from the deduction limits under Section 162(m) of the Code.

      In conclusion, the compensation committee believes that the policies and programs described in this report are competitive and effectively align executive compensation with the Company’s goal of maximizing the return to the stockholders.

THE BOARD OF DIRECTORS OF THE COMPANY,
ON BEHALF OF THE 2001 COMPENSATION COMMITTEE

Michael J. Boskin
Merle L. Gilmore
David C. King
Jeffrey D. Saper
Kenneth E. Westrick
Joseph R. Wright, Jr.
Jonathan N. Zakin

Compensation Committee Interlocks and Insider Participation

      Other than Dr. Boskin and Messrs. Hendren and Crisp, no other persons served on the compensation committee during our fiscal year ended December 31, 2001. Mr. Hendren is a Managing Director at Ripplewood Investments L.L.C. In connection with the Merger, the Company agreed to indemnify affiliates of Ripplewood Investments L.L.C. against any losses or expenses incurred by them that arise from the Merger Agreement, the completion of the Merger and related transactions. No other member of the compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Performance Measurement Comparison

      The following performance graph compares the percentage change in the cumulative total return to the stockholders of the Company’s common stock with the cumulative total return of the Nasdaq U.S. Index and the Morgan Stanley High-Technology Index for the period beginning August 1, 2000, when the Company’s stock was first traded, through December 31, 2001. The total stockholder return assumes $100 invested at the beginning of the period in each of the common stock of the Company, the Nasdaq U.S. Index and Morgan Stanley High-Technology Index. Historical stock price is not necessarily indicative of future stock performance.

      During the periods from August 1, 2000 to December 31, 2001, the Company’s common stock traded on the Nasdaq National Market under the symbol “WMUX,” reflecting the Company’s former name, Western Multiplex Corporation. In connection with the Merger, the Company changed its name to “Proxim Corporation.” For a period of five trading days following the Merger, the Company’s common stock traded on the Nasdaq National Market under the symbol “PROXd” and then began trading under the symbol “PROX.”

Date	PROX(1)	MORGAN	NASDAQ

Aug-00	100.00	100.00	100.00
Sept-00	178.67	85.17	87.32
Dec-00	67.67	56.25	58.73
Mar-01	85.42	46.95	43.75
Jun-01	58.33	47.43	51.36
Sep-01	31.17	32.37	33.83
Dec-01	48.75	44.66	46.37

(1)	The Company’s common stock traded on the Nasdaq National Market under the symbol “WMUX” during the period beginning August 1, 2000 and ending December 31, 2001.

      This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Certain Relationships and Related Transactions

      Except for the compensation agreements and other arrangements that are described under the sections above entitled “Director Compensation,” “Employment Agreements,” and “Change of Control and Severance Arrangements,” and the agreements and transactions described under the section below entitled “Transactions with Directors, Executive Officers and 5% Stockholders,” there was not during our fiscal year ended December 31, 2001, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Transactions with Directors, Executive Officers and 5% Stockholders

      Employment Agreement with David C. King. In connection with the Merger and effective March 26, 2002, the Company entered into an employment agreement with David C. King to serve as our President and Chief Operating Officer. Under the agreement, Mr. King is entitled to receive an annual base salary of $400,000, subject to increase by our Board of Directors, and is eligible to receive an annual incentive cash bonus of up to 75% of his base salary, subject to increase if targets established by our Board of Directors are significantly exceeded. Pursuant to the agreement, Mr. King was entitled to receive, within 30 days following March 26, 2002, an option to purchase 1% of the Company’s fully-diluted outstanding shares at the fair market value of our common stock on the date of grant, which shall vest over three years.

      Under the terms of the agreement, Mr. King is also entitled to receive various termination benefits depending on the circumstances under which his employment ends, whether terminated by him or the Company or upon Mr. King’s death or disability (reduced by any payments made under his current severance agreement described below). These benefits include the continued payment of his base salary and target bonus for the subsequent 24 months, full acceleration of the vesting of all of his stock options and twelve months in which to exercise them, continuation of health benefits at the same cost for up to 24 months, and payment of the entire amount of any remaining obligations under Mr. King’s margin loans pursuant to the Company’s assumption of Proxim, Inc.’s guarantee of such obligations, as described below. In the event of Mr. King’s disability which renders him unable to continue his employment, he will be entitled to receive the same benefits as in the event of his death, except that instead of the payment of any remaining margin loan obligations, the combined company will extend its agreement to guarantee those loans for up to an additional four years.

      If Mr. King is terminated by us without cause or resigns for good reason, then he is entitled to receive the continued payment of his base salary and target bonus for the subsequent 24 months, continuation of health benefits at the same cost for up to 18 months, and an extension of the Company’s guarantee on his margin loans for up to an additional two years. In the event of either such termination, Mr. King is also entitled to full acceleration of the vesting of all of his stock options granted prior to March 26, 2002, and 50% of the stock options granted following completion of Merger on March 26, 2002, with twelve months to exercise both sets of options following termination of employment. In the event that either one of these types of termination occurs within 13 months following a change of control of the Company, then Mr. King is entitled to receive the same benefits as described in the preceeding two sentences except that the cash severance will be paid in a lump sum and the vesting of all unvested options will accelerate.

      Mr. King’s employment agreement also provides that he may tender his resignation from the Company within 24 months following the completion of the Merger, which occurred on March 26, 2002, and be entitled to the benefits provided under his change of control and severance agreement with Proxim, Inc. Under this agreement, Mr. King is entitled to receive:

•	cash payments equal to 200% of his annual compensation (as defined in the agreement) paid over the 24 months following termination;

•	Company-provided health, dental, vision and life insurance at the same level of coverage as was provided to him immediately prior to termination for a period of 24 months following termination;

•	acceleration of all unvested options held prior to March 26, 2002 to purchase shares of the Company’s common stock and the lapse of any repurchase right the Company may have with respect to stock held by him; and

•	six months of outplacement assistance, not to exceed a cost of $10,000.

      In addition, Mr. King’s employment agreement provides for the assumption by the Company of Proxim, Inc.’s guarantee of Mr. King’s obligations concerning his margin accounts. In March 2001, Proxim, Inc. entered into a guarantee in favor of an investment bank, guaranteeing up to $5,000,000 of the obligations of Mr. King, then serving as Proxim, Inc.’s Chief Executive Officer, to that investment bank.

In consideration for this guarantee, Mr. King entered into a reimbursement and security agreement with Proxim, Inc. pursuant to which Mr. King is obligated, among other things, to pay a guarantee fee to Proxim, Inc. or any successor company.

      Change of Control and Severance Arrangement with Keith E. Glover. Upon completion of the Merger and in connection with the Company’s employment of Mr. Glover, our Executive Vice President, Chief Financial Officer and Secretary, the Company assumed the obligations of Proxim, Inc. under Proxim, Inc.’s change of control and severance agreement with Mr. Glover. Under the agreement, in the event Mr. Glover is terminated without cause or constructively discharged within 24 months of March 26, 2002, he is entitled to receive:

•	cash payments equal to 100% of his annual compensation (as defined in the agreement) paid over the twelve months following termination;

•	Company-provided health, dental, vision and life insurance at the same level of coverage as was provided to him immediately prior to termination for a period of twelve months following termination;

•	acceleration of all unvested options to purchase shares of the Company’s common stock and the lapse of any repurchase right the Company may have with respect to stock held by him; and

•	six months of outplacement assistance, not to exceed a cost of $10,000.

      Legal Services. Effective as of March 26, 2002, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is outside general corporate counsel to the Company. Mr. Saper, a director of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. We believe that the services performed by Wilson Sonsini Goodrich & Rosati, Professional Corporation, have been provided on terms no more favorable than those with unrelated parties.

Audit Committee Report

      This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

      The audit committee operates under a written charter that was approved and adopted by our Board in June 2000. For the fiscal year ended December 31, 2001, our audit committee consisted of three independent directors, Messrs. Aihara, Crisp and Seedman, and one non-independent director, Mr. Hendren. Each year, the then-current members of the audit committee recommend, and our Board of Directors appoints, the Company’s independent accountants. For the fiscal year ended December 31, 2001, Arthur Anderson LLP served as our independent accountants.

      Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The audit committee’s responsibility is to monitor and review these processes.

      In this context, the audit committee for the fiscal year ending December 31, 2001 met and held discussions with management and Arthur Andersen LLP. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and Arthur Andersen LLP. The audit committee discussed with Arthur Andersen LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Arthur Andersen LLP also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with Arthur Andersen LLP that firm’s independence as our accountants for the fiscal year ending December 31, 2002.

      Based upon the audit committee’s review and discussion with management and Arthur Andersen LLP and the audit committee’s review of the representation of management and the report of Arthur Andersen LLP to the audit committee, the audit committee recommended that our Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

THE BOARD OF DIRECTORS OF THE COMPANY,
ON BEHALF OF THE 2001 AUDIT COMMITTEE

Michael J. Boskin
Merle L. Gilmore
David C. King
Jeffrey D. Saper
Kenneth E. Westrick
Joseph R. Wright, Jr.
Jonathan N. Zakin

INDEPENDENT PUBLIC ACCOUNTANT AND AUDITOR

      Arthur Andersen LLP served as our independent public accountants and auditors for the fiscal year ended December 31, 2001. On March 21, 2002, our Board of Directors, upon recommendation of the audit committee, made a determination not to engage Arthur Andersen LLP as the Company’s independent accountants. Our audit committee recommended and our Board appointed PricewaterhouseCoopers LLP to serve as our independent public accountants and auditors for our fiscal year ending December 31, 2002.

      Arthur Andersen LLP’s report on our financial statements for each of the years ended December 31, 2001, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion and were not qualified as to audit scope or accounting principles. During each of the years ended December 31, 2001, 2000 and 1999 or for the subsequent interim periods, we did not have any disagreement with Arthur Andersen LLP on any matter of accounting principles, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection its respective reports.

INDEPENDENT ACCOUNTANT’S FEES

      Arthur Andersen LLP billed the Company the following fees in the fiscal year ended December 31, 2001:

      Audit fees: $223,000

      Financial information systems design and implementation fees: none

      All other fees: $1,093,900

      Our audit committee determined that Arthur Andersen LLP’s provision of non-audit services was compatible with maintaining Arthur Andersen LLP’s independence during the fiscal year ended December 31, 2001.

ANNUAL REPORT ON FORM 10-K

      THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WESTERN MULTIPLEX CORPORATION PRIOR TO THE MERGER WITH PROXIM, INC., IS DELIVERED TOGETHER WITH THIS PROXY STATEMENT.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration by the stockholders at the annual meeting. If any other matters are properly brought before the stockholders at the annual meeting, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the Board of Directors.

By Order of the Board of Directors,

Keith E. Glover
Executive Vice President,
Chief Financial Officer and Secretary

Sunnyvale, California

May 14, 2002

PROXY

PROXIM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS, JUNE 13, 2002

         The undersigned stockholder of Proxim Corporation (the “Company”) hereby appoints Jonathan N. Zakin and Keith E. Glover, and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of common stock of the Company held of record by the undersigned on May 3, 2002, at the 2002 annual meeting of stockholders of the Company to held on Thursday, June 13, 2002 at 10:00 a.m. local time at Company’s principal executive offices located at 935 Stewart Drive, Sunnyvale, California 94085 and at any adjournments or postponements thereof.

VOTE BY TELEPHONE

It's fast, convenient and immediate!

Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683)

                                                        Follow these four easy steps:

1.	Read the accompanying proxy statement and proxy card.

2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3.	Enter your Voter Control Number located on your proxy card above your name.

4.	Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE

—DETACH HERE —

Please mark votes as in this example

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposals 1, 2, 3 and 4. The undersigned acknowledges receipt of the notice of annual meeting of stockholders and proxy statement dated May 14, 2002.

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Proposal I:	To elect three Class II directors to hold office until the 2005 annual meeting of stockholders.

Nominees:	(01) Michael J. Boskin, (02) Merle L. Gilmore and (03) Jonathan N. Zakin

FOR	WITHHELD

For all nominees except as noted above	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Proposal 2:	To ratify the proposed amendments to the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors.

	FOR	AGAINST	ABSTAIN

Proposal 3:	To ratify the proposed amendment to the Proxim Corporation 1999 Stock Incentive Plan.

	FOR	AGAINST	ABSTAIN

Proposal 4:	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

	FOR	AGAINST	ABSTAIN

Proposal 5:	In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature:	Date:	Signature:	Date: